VSE Reports Financial Results for Second Quarter 2019
VSE Delivers Strong Q2 Revenue and Operating Earnings Growth

Alexandria, Virginia, July 30, 2019 - VSE Corporation (Nasdaq: VSEC), a leading provider of supply chain management support and consulting services for land, air and sea transportation assets in the public and private sectors, reported the following unaudited consolidated financial results for the second quarter of 2019.

Second Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended June 30,			Six months ended June 30,
	2019	2018	% Change	2019	2018	% Change
Revenues	$189,111	$170,394	11.0%	$359,030	$347,291	3.4%
Operating income	$16,416	$13,855	18.5%	$28,229	$25,448	10.9%
Net income	$9,898	$8,751	13.1%	$16,501	$15,803	4.4%
EPS (Diluted)	$0.89	$0.80	11.3%	$1.50	$1.45	3.4%

VSE reported improved operating results for the second quarter, with strong increases in both revenue and operating income. Our acquisition of 1st Choice Aerospace in January 2019 and execution of new organic aerospace programs in international markets drove the revenue growth for the business. Although revenue from our Federal Services and Supply Chain Management Groups were essentially flat from second quarter 2018 to 2019, revenue for both groups increased from first quarter to second quarter of 2019. The operating income improvements were driven by increased profits in our Aviation Group and our Federal Services Group, from both new organic revenue and revenue from our new 1st Choice Aerospace subsidiary.

“We are focused on our customer value proposition, building and executing our plans for revenue and profit growth and expanding customer markets, products and service capabilities for all of our operating groups,” said John Cuomo, VSE’s recently appointed CEO and President. "We remain keenly focused on operational excellence and returning value to our stockholders. Our revenue and operating income improved for the second quarter, reflecting an increase in our Aviation Group sales, improved operating profit from our Federal Services Group, and cost management initiatives across the business. We are pleased with the contributions of our 1st Choice Aerospace acquisition, which is exceeding financial and strategic expectations. While our second quarter Supply Chain Management Group revenue was essentially flat compared to the prior year, we gained increases in parts and services revenue from new commercial customers as we continue to expand our customer base. Our Federal Services Group’s results showed operating income growth through customer mix, margin, and performance improvement.”

Second Quarter Updates

•	Revenues were $189.1 million, up 11.0% as compared to the second quarter 2018.

•	Operating income was $16.4 million, up 18.5% as compared to the second quarter of 2018.

•	Net income was $9.9 million, up 13.1% as compared to the second quarter of 2018.

•	Earnings per share (diluted) was $0.89, up 11.3% as compared to the second quarter of 2018.

•	Adjusted EBITDA (non-GAAP, as described below) was $23.1 million, up 15.1% as compared to the second quarter of 2018.

Non-GAAP Financial Information
The non-GAAP Financial Information (unaudited) set forth below is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider EBITDA a non-GAAP financial measure and an important indicator of performance and useful metric for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. EBITDA, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for our 1st Choice Aerospace acquisition-related and CEO succession costs.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results ended June 30,			Six Month Results ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net Income	$9,898	$8,751	13.1%	$16,501	$15,803	4.4%
Interest Expense	3,398	2,182	55.7%	6,556	4,357	50.5%
Income Taxes	3,120	2,922	6.8%	5,172	5,288	(2.2)%
Amortization of Intangible Assets	4,980	4,004	24.4%	9,971	8,008	24.5%
Depreciation and Other Amortization	1,227	2,235	(45.1)%	3,666	4,715	(22.2)%
EBITDA	22,623	20,094	12.6%	41,866	38,171	9.7%
Acquisition Related and CEO Succession Costs	505	—	—%	1,626	—	—%
Adjusted EBITDA	$23,128	$20,094	15.1%	$43,492	$38,171	13.9%

Corporate Costs
Operating income was reduced by approximately $500 thousand for the second quarter and $1.6 million year to date due to costs associated with our CEO succession and our acquisition of 1st Choice Aerospace.

Capital Expenditures
Purchases of property and equipment totaled $6.3 million for the second quarter of 2019 compared to $1.9 million for the second quarter of 2018. We purchased a new facility for one of our 1st Choice Aerospace locations for $5 million in the second quarter of 2019.

Second Quarter Segment Results
The following is a summary and commentary of revenues and operating income for the three- and six-month periods ended June 30, 2019 and June 30, 2018:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues:
Supply Chain Management Group	$53,805	$54,263	$105,509	$110,127
Aviation Group	54,997	35,804	104,367	68,554
Federal Services Group	80,309	80,327	149,154	168,610
Total revenues	$189,111	$170,394	$359,030	$347,291

Operating Income:
Supply Chain Management Group	$7,557	$8,168	$14,545	$15,764
Aviation Group	5,204	2,846	8,252	5,107
Federal Services Group	5,059	3,606	8,444	6,084
Corporate/unallocated expenses	(1,404)	(765)	(3,012)	(1,507)
Operating income	$16,416	$13,855	$28,229	$25,448

Supply Chain Management Group
Revenues for our Supply Chain Management Group were substantially unchanged for the second quarter of 2019 and decreased approximately $4.6 million or 4.2% for the first six months of 2019 compared to the same periods of 2018. The revenue decline was primarily due to decreased sales to Department of Defense customers of approximately $1.1 million for the quarter and approximately $4.4 million for the six months.

Operating income decreased approximately $611 thousand or 7.5% for the second quarter and approximately $1.2 million or 7.7% for the six months. The decreases in operating income were primarily attributable to decreased sales and an increase in sales, general, and administrative expenses.

Aviation Group
Revenues for our Aviation Group increased approximately $19.2 million, or 53.6% for the first quarter and approximately $35.8 million or 52.2% for the first six months of 2019, compared to the same periods of 2018. The revenue increase was primarily driven by the addition of revenues from our 1st Choice Aerospace acquisition in early January 2019 and from organic growth in international markets.

Operating income increased approximately $2.4 million or 82.9% for the second quarter and approximately $3.1 million or 61.6% for the six months. The increases in operating income were attributable primarily to the increases in revenues from our 1st Choice Aerospace acquisition and from parts distribution sales in our international markets.

Federal Services Group
Revenues for our Federal Services Group were substantially unchanged for the second quarter of 2019 and decreased approximately $19.5 million or 11.5% for the first six months of 2019 as compared to the same periods of 2018. For the first six months of 2019, our revenue from two large contracts declined by approximately $38 million due to decreased customer demand. These declines were partially offset by increased revenue in other programs and new business.

Operating income increased approximately $1.5 million or 40.3% for the second quarter and approximately $2.4 million or 38.8% for the six months. The revenue declines have occurred in our lower margin work, resulting in minimal loss of operating income, and we have increased operating income for this group through cost reductions and margin improvements on other work.

Bookings in our Federal Services Group were $123 million for the first six months of 2019 compared to revenue for this group of $149 million. Funded contract backlog on June 30, 2019 was $269 million, compared to $278 million on March 31, 2019 and $339 million on June 30, 2018.

About VSE
VSE maintains, extends and enhances legacy and next-generation systems and assets for our federal, defense and commercial clients by delivering innovative solutions for fleet vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management since 1959. VSE also provides Energy, IT, and Consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about July 31, 2019 for more details on our 2019 second-quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2018 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward-looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward-looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$760	$162
Receivables, net	74,012	60,004
Unbilled receivables, net	45,961	41,255
Inventories, net	197,213	166,392
Other current assets	15,232	13,407
Total current assets	333,178	281,220

Property and equipment, net	44,216	49,606
Intangible assets, net	147,921	94,892
Goodwill	259,212	198,622
Operating lease right-of-use assets	25,256	—
Other assets	16,992	14,488
Total assets	$826,775	$638,828

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$10,091	$9,466
Accounts payable	74,310	57,408
Current portion of earn-out obligation	10,700	—
Accrued expenses and other current liabilities	39,428	37,133
Dividends payable	987	871
Total current liabilities	135,516	104,878

Long-term debt, less current portion	268,985	151,133
Deferred compensation	17,201	17,027
Long-term lease obligations, less current portion	—	18,913
Long-term operating lease liabilities	25,716	—
Earn-out obligation	14,300	—
Deferred tax liabilities	18,720	18,482
Total liabilities	480,438	310,433

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,970,123 and 10,886,036, respectively	549	544
Additional paid-in capital	29,411	26,632
Retained earnings	317,652	301,073
Accumulated other comprehensive (loss) income	(1,275)	146
Total stockholders' equity	346,337	328,395
Total liabilities and stockholders' equity	$826,775	$638,828

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Revenues:
Products	$93,875	$90,119	$182,776	$178,792
Services	95,236	80,275	176,254	168,499
Total revenues	189,111	170,394	359,030	347,291

Costs and operating expenses:
Products	79,380	75,834	155,673	150,560
Services	87,347	75,971	162,787	161,726
Selling, general and administrative expenses	988	730	2,370	1,549
Amortization of intangible assets	4,980	4,004	9,971	8,008
Total costs and operating expenses	172,695	156,539	330,801	321,843

Operating income	16,416	13,855	28,229	25,448

Interest expense, net	3,398	2,182	6,556	4,357

Income before income taxes	13,018	11,673	21,673	21,091

Provision for income taxes	3,120	2,922	5,172	5,288

Net income	$9,898	$8,751	$16,501	$15,803

Basic earnings per share	$0.90	$0.80	$1.51	$1.45

Basic weighted average shares outstanding	10,969,899	10,881,106	10,945,172	10,870,887

Diluted earnings per share	$0.89	$0.80	$1.50	$1.45

Diluted weighted average shares outstanding	11,072,745	10,918,927	11,023,685	10,907,777

Dividends declared per share	$0.09	$0.08	$0.17	$0.15

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the six months ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$16,501	$15,803
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,637	12,723
Deferred taxes	(312)	(888)
Stock-based compensation	1,982	1,676
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables, net	(6,599)	1,131
Unbilled receivables, net	(4,706)	9,604
Inventories, net	(23,942)	(34,352)
Other current assets and noncurrent assets	(3,914)	4,227
Accounts payable and deferred compensation	14,149	(6,164)
Accrued expenses and other current and noncurrent liabilities	(2,744)	(6,568)
Long-term lease obligations	—	(816)

Net cash provided by (used in) operating activities	4,052	(3,624)

Cash flows from investing activities:
Purchases of property and equipment	(6,303)	(1,880)
Proceeds from the sale of property and equipment	4	46
Cash paid for acquisitions, net of cash acquired	(112,660)	—

Net cash used in investing activities	(118,959)	(1,834)

Cash flows from financing activities:
Borrowings on loan agreement	300,726	359,554
Repayments on loan agreement	(182,516)	(349,534)
Payment of debt financing costs	—	(1,692)
Payments on capital lease obligations	—	(707)
Payments of taxes for equity transactions	(955)	(641)
Dividends paid	(1,750)	(1,522)

Net cash provided by financing activities	115,505	5,458

Net increase in cash and cash equivalents	598	—
Cash and cash equivalents at beginning of period	162	624
Cash and cash equivalents at end of period	$760	$624